SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __)
Filed by the Registrant     ☐
Filed by a Party other than the Registrant     ☑
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to § 240.14a-12
Motorola, Inc.
(Name of Registrant as Specified In Its Charter)
Carl C. Icahn
Frank Biondi, Jr.
William R. Hambrecht
Lionel C. Kimerling
Keith Meister
Icahn Partners LP
Icahn Partners Master Fund LP
Icahn Partners Master Fund II LP
Icahn Partners Master Fund III LP
High River Limited Partnership
Barberry Corp.
Icahn Enterprises G.P. Inc.
Icahn Enterprises Holdings L.P.
IPH GP LLC
Icahn Capital L.P.
Icahn Onshore LP
Icahn Offshore LP
Beckton Corp.
Hopper Investments LLC
Vincent J. Intrieri
David Schechter
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On March 24, 2008, Carl C. Icahn issued a press release attached hereto as Exhibit 1.
Additional information about the participants in the proxy solicitation by Mr. Icahn and certain of his affiliates with respect to Motorola, Inc. is attached hereto as Exhibit 2.

Exhibit 1
Carl C. Icahn
ICAHN GROUP IS COMMENCING LITIGATION TODAY AGAINST MOTOROLA IN DELAWARE CHANCERY COURT
Contact: Susan Gordon: (212) 702-4309
New York, NY, March 24, 2008. Carl Icahn and his affiliates (“Icahn”) today released the attached letter to stockholders of Motorola, Inc. (NYSE MOT), urging stockholders to elect Frank Biondi, Jr., William R. Hambrecht, Lionel C. Kimerling and Keith Meister as directors of Motorola at the 2008 annual meeting of stockholders of Motorola.
In addition, today Icahn is filing a lawsuit in the Court of Chancery of the State of Delaware seeking a court order requiring Motorola to make certain materials demanded by Icahn from Motorola available for inspection.
Mr. Icahn stated: “Over the past 12 months the statements and predictions of Motorola’s management and the Board about Mobile Devices business have too often proven to be wrong. We want to ascertain what the Board could have done in the exercise of its fiduciary duty to assure Motorola stockholders that Motorola’s statements and predictions were not incorrect and would not provide Motorola stockholders with an inaccurate perspective on the prospects for the Mobile Devices business.”
Mr. Icahn further stated: “We demanded these materials for the purposes of enabling us to investigate whether and to what extent the Board of Directors of Motorola failed in their duties as directors in supervising management and setting policy and direction of Motorola. We intend to share with Motorola’s stockholders information obtained pursuant to the request as part of our proxy battle with Motorola. Motorola has responded that they will not comply with our demand.”
The materials that Icahn is seeking include, among other items:
–	any board and committee minutes and documents relating to (i) the service and selection of Motorola’s senior officers; (ii) the prospects or strategy of Motorola’s Mobile Devices business; and (iii) the realignment of its business regarding Mobile Devices, including the potential spinoff of the Mobile Devices business

–	documents, if any, provided to Motorola’s Board of Directors regarding matters disclosed in certain of Motorola’s press releases and conference calls concerning the performance of Motorola, particularly those that contemplated improvements or changes in the Mobile Device business that have not materialized

–	documents, if any, showing the use of Motorola’s aircraft and other property by members of senior management, the board of directors and their families,

including the use of the aircraft for personal reasons — including all records regarding reimbursements to Motorola
The Icahn proxy statement with accompanying GOLD proxy card will be mailed to Motorola stockholders shortly. Stockholders are urged to vote for Frank Biondi, Jr., William R. Hambrecht, Lionel C. Kimerling and Keith Meister as directors of Motorola at the 2008 annual meeting of stockholders of Motorola.
     SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, FRANK BIONDI, JR., WILLIAM R. HAMBRECHT, LIONEL C. KIMERLING, KEITH MEISTER, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II LP, ICAHN PARTNERS MASTER FUND III LP, HIGH RIVER LIMITED PARTNERSHIP, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, BECKTON CORP., AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF MOTOROLA, INC. FOR USE AT ITS ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THIS PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF MOTOROLA, INC., WILL BE AVAILABLE TO STOCKHOLDERS OF MOTOROLA, INC. FROM THE PARTICIPANTS AT NO CHARGE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN THIS PROXY SOLICITATION IS CONTAINED IN SCHEDULE 14A THAT IS BEING FILED BY MR. ICAHN AND CERTAIN OF HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 2008, WHICH DOCUMENT WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Carl C. Icahn
767 Fifth Avenue
New York, New York 10153
Dear Fellow Stockholder,
As we all are painfully aware, over the past 18 months, the market value of Motorola has dropped by over $37 billion. More than $17 per share of Stockholder capital has vanished under the “guidance” and “leadership” of the current Board.
Results in Motorola’s Mobile Devices business have gone from bad to worse — all under the “stewardship” of the Board and management that assured us during last year’s proxy contest that they had a plan to right the ship, a “drumbeat” of new products that would address the needs and desires of the worldwide markets, a software and silicon strategy that would drive sales and margins, and a management team that was up to the task.... 2008 was supposed to be a successful and profitable year in Mobile Devices with the potential to achieve 10% operating margins in the near future. Instead, the results are a Stockholders’ nightmare.
Last year I argued that Motorola needed true Stockholder representation on the Board; unfortunately, we lost that battle in a close election. Motorola’s Board and management made enough empty promises to convince Stockholders to give them another chance to get it right. They didn’t. What we got instead was a year of revolving-door executives, a leadership vacuum, and accelerating deterioration at Motorola’s Mobile Devices unit.
PROTECT YOUR INVESTMENT — VOTE FOR OUR NOMINEES
We now have the opportunity to elect four strong individuals with superlative credentials to the Motorola Board. Three of these individuals, Frank Biondi, Jr., William R. Hambrecht and Lionel C. Kimerling, are independent of Icahn. In my opinion they would not only bring substantial intelligence and experience to the Board but would broaden its perspective and provide voices to challenge the chaotic status quo at Motorola. But most importantly, as I said last year, I am convinced that Motorola must have a large Stockholder on the Board. Icahn entities currently own approximately 145 million Motorola shares. Keith Meister is a top member of the Icahn team and a principal in our funds, which manage over $8 billion of assets. He has been the Chief Executive Officer/Principal Executive Officer of Icahn Enterprises L.P. since 2003, the stock of which has increased from $8 to $80 per share during his tenure. He will have 145 million reasons to advance all Stockholders’ interests. However, the Motorola Board, the members of which in the aggregate own less than 1.5 million Motorola shares (excluding option shares), — has found that Mr. Meister is not “qualified.” It should be noted that the nominating committee never even deigned to give Mr. Meister an interview, even though accepting Mr. Meister might avert a distracting proxy fight — just another example of the Board’s insular ways and flawed judgment. One must wonder what it takes to be board “qualified” at Motorola. Is it the ability to lose $37 Billion? And what “qualified” Greg

Brown to be the CEO? He certainly — as far as I can ascertain — has no in-depth experience or knowledge concerning the Mobile Devices business, which was and is by far the major problem for Motorola. Hopefully, our litigation with Motorola will soon reveal just how hard our “blue-ribbon board” tried to find an alternative to the “qualified” Mr. Brown.
I am convinced that Stockholders need to elect ALL of our candidates to send a message to Motorola’s management and remaining directors that the “status quo” at Motorola and inside its boardroom is no longer acceptable. It is essential to the future of Motorola that its directors realize that the BOARD, especially at this precarious time, is NOT A COUNTRY CLUB OR A FRATERNITY, and that truly “qualified” people whose interests are truly aligned with Stockholders, are needed on the Board in order to save Motorola. I urge all Stockholders to exercise their voting franchise AND ELECT ALL FOUR OF OUR NOMINEES.
As you may know, the Board has finally announced that it is “studying” a restructuring at Motorola, including a possible spin off of Mobile Devices—a position that we have supported for months (in fact, in an interesting “ coincidence” this announcement by Motorola came the day before we were required to submit the names of potential nominees under the Motorola bylaws). However, it has been almost two months and Stockholders, customers, employees and vendors are still waiting for Motorola’s “august” Board to make a decision. Meanwhile, the Mobile Devices business is melting and the Board is still “studying”. Now is the time for action, not more indecision. It is therefore especially vital that we have the right people on the Board to drive, guide and monitor this restructuring and spin off process through to completion. This will provide Stockholders the best opportunity to get it right.
SPIN-OFF MOBILE DEVICES WITH A NEW STRONG CEO AND RESTORE THIS ICONIC BRAND
We believe that Motorola’s Board and its ever-shifting management team have proven themselves unable to fix Motorola. Their oft repeated and ultimately empty promises of better times ahead (see Motorola’s Record of Failed Leadership below) leave us doubting that they either have, or ever had, any real handle on what Motorola is doing and where it is heading. MOTOROLA’S STOCK PRICE OVER THE LAST YEAR TELLS THE STORY BETTER THAN ANY WORDS CAN.
We are convinced that two things are necessary to restore value to Motorola Stockholders:
–     Spin-off the Mobile Device operations to Stockholders as a wholly separate company with a new CEO. The Mobile Devices industry is driven by unceasing innovation and creativity, neither of which can exist in an organization subject to constant turmoil. Mobile Devices needs a new CEO and new management team free from the inept current leadership of Motorola. I believe that no new “top-notch” Mobile Devices management team will be willing to report to or be involved in any way with the current

Motorola management or Board. A separate Mobile Devices company would have the independence and flexibility that, in our opinion, are required to succeed and achieve the potential of its iconic brand. Today, Motorola’s stock price reflects no value for the Mobile Device’s business. We believe that outside Motorola, with a new management team and renewed vigor, its value to both Stockholders and the market will become apparent.
–     Give Stockholders a strong and capable voice in the Boardroom. I believe Stockholders should not be forced to tolerate the erosion of the value of their investment brought about by the lack of judgment and oversight of the current Board. When you consider the statements and assurances that management and the Board are sure to make in this proxy contest remember the statements and assurances given last year. A strong mandate from Stockholders electing all of our four nominees is, in my opinion, absolutely necessary to save this once great American company. Do not allow the past to repeat itself — elect all four Icahn nominees with a clear mandate for change.
Empty Promises
Motorola’s Record of Failed Leadership
Consider the following statements made by Motorola’s management and Board over the past 18 months:
October 17, 2006 - “With our new portfolio of mobile devices shipping in volume this quarter...we look forward to continued successes in the months and year ahead.”
Motorola shares closed at $24.85.
January 19, 2007 - “I am confident that we remain well positioned for continued growth and success.” ... “we will continue to execute on our focused, strategic plan to create value for our shareholders.”
Motorola shares closed at $19.27.
March 21, 2007 - “the actions that we outlined in January were not progressing fast enough, if at all.”
Motorola shares closed at $18.74.
April 18, 2007 - “This is a great business with a substantially growing market that requires a high degree of R&D investment, supply chain excellence, a cost structure that requires maniacal focus and flawless execution. We know how to do this and have done it for almost three years.” Motorola shares closed at $18.22.
May 3, 2007 - Your Board and management are also committed to restoring the profitability of our Mobile Devices business, and are executing a comprehensive plan for doing so. Mobile Devices is a great business in a growing market, and your Board and management have a strong plan for its success. Our plan draws our many years of unprecedented success in this challenging market, as well as the expertise of our newly strengthened management team. Together, we are taking aggressive actions to improve the performance of our Mobile Devices business.” Motorola’s shares closed at $17.73.
July 19, 2007 - “In Mobile Devices we did not achieve the level of sales and unit shipments that we had expected, primarily in Asia and the Middle East and Africa. Europe, as we have been saying all year, continues to be a challenge”
Motorola shares closed at $18.22.
September 7, 2007 - Mobile devices, as far as we’re concerned, is a double digit operating earnings business. We’ve been there, we know how to do it, and we will do it again.”
Motorola’s shares closed at $17.13.
October 25, 2007 - “with ... the initiatives we are taking in Mobile Devices we will further improve our performance and create long-term shareholder value.”
Motorola’s shares closed at $19.30.
January 23, 2008 - “We are ... working to get Mobile Devices back on track.”
Motorola’s shares closed at $10.01.
As of the date of this letter, Motorola stock is trading at $9.25. Mobile Devices has run through four unit heads. Its market share has been almost halved since the fourth quarter of 2006. Sales have plummeted. Operating income has fallen from $2.7 billion in 2006 to a loss of $700 million in 2007 and increased losses are projected in the first quarter of 2008. Meanwhile, Motorola’s corporate leadership has been in constant turmoil. Motorola has had two CEO’s and three CFO’s in little over a year.
The board of a public company is there to oversee management and help guide the company, not man the turnstiles of the executive suite. A board’s purpose is to provide stability and direction. A significant Stockholder presence on Motorola’s Board might have helped avoid the staggering failure of leadership at Motorola. Stockholders have suffered and Motorola has been damaged. We are convinced that your vote for our nominees can help prevent further harm. Consider the backgrounds of our highly qualified nominees:
Frank Biondi, Jr.
Mr. Frank Biondi, Jr. is well recognized as a senior executive with substantial experience, including nearly a decade as President and Chief Executive Officer of Viacom, Inc. Mr. Biondi is a director of Amgen Inc., Cablevision Systems Corp., Hasbro, Inc., The Bank of New York Company, Inc. and Seagate Technology.
William R. Hambrecht
Mr. William R. Hambrecht is the Founder, Chairman and Chief Executive Officer of WR Hambrecht & Co., which was instrumental in persuading Google to use an Internet-based auction for their initial public offering. He also co-founded Hambrecht & Quist, an internationally recognized leader as an investment banker to high technology entities, with early involvement in companies such as Apple Computer, Genentech and Adobe Systems. Hambrecht & Quist was sold to the Chase Manhattan Bank in 1999.
Lionel C. Kimerling
Lionel C. Kimerling is the Thomas Lord Professor of Materials Science and Engineering at Massachusetts Institute of Technology. Since 1993, Mr. Kimerling has been Director of the MIT Materials Processing Center where he conducts an active research program in the structure, properties and processing of semiconductor materials, and since 1997 he has been Director of the MIT Microphotonics Center. Prior to joining the MIT faculty, he was Head of the Materials Physics Research Department at AT&T Bell Laboratories from 1981 to 1990.
Keith Meister
Keith Meister has been the Chief Executive Officer/Principal Executive Officer of Icahn Enterprises L.P. since 2003, the stock of which has increased from $8 to $80 per share during his tenure. Mr. Meister also serves as a Managing Director and senior member of the investment team of the Icahn investment funds which manage over $8 billion of assets. He also serves on the boards of directors of XO Holdings, Inc., WCI Communities, Inc., and Federal-Mogul Corporation.
We urge you to support the election of ALL FOUR OF OUR NOMINEES. Help us bring significant and, we believe, sorely needed Stockholder representation, to the Motorola Board.
Sincerely,
Carl C. Icahn

Exhibit 2
PARTICIPANTS
     The participants in the solicitation of proxies (the “Participants”) from stockholders of Motorola, Inc. (“Motorola” or the “Corporation”) include the following: Icahn Partners LP, a Delaware limited partnership (“Icahn Partners”), Icahn Partners Master Fund LP, a Cayman Islands limited partnership (“Icahn Master”), Icahn Partners Master Fund II LP, a Cayman Islands limited partnership (“Icahn Master II”), Icahn Partners Master Fund III LP, a Cayman Islands limited partnership (“Icahn Master III”), High River Limited Partnership, a Delaware limited partnership (“High River”), Barberry Corp., a Delaware corporation (“Barberry”), Hopper Investments LLC, a Delaware limited liability company (“Hopper”), Beckton Corp., a Delaware corporation (“Beckton”), Icahn Enterprises G.P. Inc., a Delaware corporation (“Icahn Enterprises GP”), Icahn Enterprises Holdings L.P., a Delaware limited partnership (“Icahn Enterprises Holdings”), IPH GP LLC, a Delaware limited liability company (“IPH”), Icahn Capital L.P., a Delaware limited partnership (“Icahn Capital”), Icahn Onshore LP, a Delaware limited partnership (“Icahn Onshore”), Icahn Offshore LP, a Delaware limited partnership (“Icahn Offshore”), Carl C. Icahn, Frank Biondi, Jr., William R. Hambrecht, Lionel C. Kimerling and Keith Meister.
     The address of Icahn Partners, High River, Barberry, Hopper, Beckton, Icahn Enterprises GP, Icahn Enterprises Holdings, IPH, Icahn Capital, Icahn Onshore and Icahn Offshore is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601. The address of Icahn Master, Icahn Master II and Icahn Master III is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands. The business address of Messrs. Icahn, Meister, Intrieri and Schechter is Icahn Capital LP, 767 Fifth Avenue, 47th Floor, New York, NY 10153. The business address of Mr. Biondi, Jr. is WaterView Advisors LLC, Carnegie Hall Tower 152 West 57th Street 46th Floor, New York, NY 10019. The business address of Mr. Hambrecht is WR Hambrecht + Co, 539 Bryant Street, Suite 100, San Francisco, CA 94107. The business address of Mr. Kimerling is Massachusetts Institute of Technology, 77 Massachusetts Avenue, Cambridge, MA 02139-4307.
     Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III and High River (collectively, the “Icahn Parties”) are entities controlled by Carl C. Icahn. Keith Meister, Vincent J. Intrieri and David Schechter are employees and/or officers or directors of the Icahn Parties and various other entities controlled by Mr. Icahn. Each of Carl C. Icahn, Keith Meister, Vincent J. Intrieri and David Schechter may also participate in soliciting proxies from Motorola stockholders. None of Mr. Meister, Mr. Intrieri or Mr. Schechter owns beneficially any interest in securities of Motorola, and will not receive any special compensation in connection with such solicitation. In connection with their employment, Messrs. Meister, Intrieri and Schechter, among other employees, each has a participatory interest in the profits derived from Icahn Partners, Icahn Master II, Icahn Master III and Icahn Master (together, the “Funds”). Because only a portion of such profit interests are distributed and because of their other investments in the Funds, each of Mr. Meister and

Mr. Intrieri also has capital accounts in the Funds. In the aggregate: (i) Mr. Meister’s profit interests and capital accounts in the Funds entitle him to less than 5% of the profits generated by the Funds; (ii) Mr. Intrieri’s profit interests and capital accounts in the Funds entitle him to less than 5% of the profits generated by the Funds; and (iii) Mr. Schechter’s profit interests in the Funds entitle him to 1% or less of the profits generated by the Funds.
     Neither Mr. Biondi, Jr. nor Mr. Hambrecht owns beneficially any interest in the securities of Motorola. Mr. Kimerling (through Kimerling Family Investments, an Alabama limited partnership that he controls and is the President of ) beneficially owns (i) 9000 Shares and (ii) 1000 8.375% Corporate Backed Trust Certificates of Lehman ABS, Motorola Debenture-Backed Series 2002-14, final scheduled distribution date November 15, 2028, initial principal amount $25 per each such certificate, with underlying securities being 6-1/2% Debentures due November 15, 2028 issued by the Corporation. Each of Mr. Biondi, Jr., Mr. Hambrecht and Mr. Kimerling have an interest in the election of directors at the Motorola 2008 Annual Meeting of Stockholders pursuant to a nominee agreement among each of such individuals and the Icahn Parties, pursuant to which the Icahn Parties have agreed to pay each of them a fee of $25,000.
     Barberry is the sole member of Hopper, which is the general partner of High River. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Icahn Capital is the general partner of each of Icahn Onshore LP and Icahn Offshore. Icahn Onshore is the general partner of Icahn Partners. Icahn Offshore is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Each of Barberry and Beckton is 100 percent owned by Carl C. Icahn. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Icahn Parties.
     As of the end of business on March 21, 2008, the Icahn Parties are deemed to beneficially own, in the aggregate, (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 144,562,000 Shares, representing approximately 6.4% of Motorola’s outstanding Shares (based on 2,254,786,558 Shares stated to be outstanding as of January 31, 2008 in the Form 10-K for the period ended December 31, 2007 filed by Motorola with the Securities and Exchange Commission on February 28, 2008).
     High River has sole voting power and sole dispositive power with regard to 28,912,400 Shares. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 43,845,997 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 49,637,981 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 16,055,423 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 6,110,199 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.
     Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the Shares which High River directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the Shares which Icahn Partners directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, Icahn Master II and Icahn Master III, may be deemed to indirectly beneficially own the Shares which Icahn Master, Icahn Master II and Icahn Master III directly beneficially own.